Exhibit 99.1
NEWS ANNOUNCEMENT                     FOR IMMEDIATE RELEASE

Perfumania Holdings, Inc. Names Neal Montany Chief Operating Officer

Accomplished Executive with 30 years of Operational Management Experience

BELLPORT, N.Y., August 24, 2016 - Perfumania Holdings, Inc. (NASDAQ: PERF), (“Perfumania” or "the Company") a U.S. specialty retailer and distributor of fragrances and related beauty products, today announced the appointment of Neal Montany as Chief Operating Officer of the Company effective August 29, 2016.
Mr. Montany’s career in operations management spans over three decades, including senior management positions at United Technologies Corporation and International Aero Engines. Most recently, Mr. Montany served as VP/GM of GKN Aerospace in New York with full P&L and site responsibility. Under his leadership, he spearheaded the restructuring of the business, including various initiatives to enhance operating efficiencies and generate new revenue sources, resulting in increased sales and profit. Mr. Montany holds a B.S. in Mechanical & Materials Engineering from the University of Connecticut and an MBA from Boston University School of Management.
As Chief Operating Officer, Mr. Montany will oversee the Company's operations including Information Technology and Business Transformation, Manufacturing, Warehousing and Facilities, Logistics and Transportation, Loss Prevention, Purchasing and Human Resources. He will report directly to Stephen Nussdorf, Executive Chairman of the Board and Michael Katz, President and Chief Executive Officer. Mr. Montany will also be an officer of the Company.
Commenting on the appointment, Stephen Nussdorf said, “Neal brings an impressive background in operations management to his new role. He is a highly-respected leader with a proven track record of strategic, operational and commercial accomplishments and driving operational efficiencies that increase profit and productivity. Neal’s extensive industry expertise will be a valuable asset as we execute on our various growth initiatives. We are excited to welcome Neal to Perfumania’s management team and look forward to his contributions as we continue to work to optimize our retail and distribution footprint.”
About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of April 30, 2016 the Company operated 303 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.
Contact:
Perfumania Holdings, Inc.                JCIR
Donna Dellomo                        Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer                (212) 835-8500
(631) 866-4157                        perf@jcir.com